Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports First Quarter 2015 Results
SAN ANTONIO, Texas, April 30, 2015 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2015. Notable items for the first quarter and recent developments include:

•	Debt payments of $45 million thus far in 2015, partially funded by net proceeds from the sale of drilling rigs and early termination payments received on certain drilling rig contracts.

•
Since year-end 2014, sold 21 of our mechanical and lower horsepower electric drilling rigs and other equipment for total net proceeds of $24.8 million, and have four additional rigs designated as held-for-sale.

•	Delivered a new-build 1,500 horsepower AC drilling rig with a multi-year term contract in April 2015.

•	Drilling utilization in the first quarter was 83% based on an average fleet of 46 rigs.

•	Well servicing rig utilization for the first quarter was 79% with pricing of $619 per hour.
Consolidated Financial Results
Revenues for the first quarter of 2015 were $193.8 million, down 32% from revenues of $283.1 million in the fourth quarter of 2014 (“the prior quarter”) and down 19% from revenues of $239.0 million in the first quarter of 2014 (“the year-earlier quarter”). The decrease in revenues from the prior quarter was primarily due to lower demand and pricing for our services in response to the downturn in our industry.
Net loss for the first quarter of 2015 was $12.0 million, or $0.19 per share, compared with net loss of $47.6 million, or $0.75 per share, in the prior quarter and a net loss of $2.6 million, or $0.04 per share, in the year-earlier quarter. Excluding after-tax losses for impairment charges and loss on extinguishment of debt, our Adjusted Net Loss(1) was $8.2 million and Adjusted EPS(2) was $0.13 per share for the first quarter of 2015, compared with Adjusted Net Income(1) of $2.9 million, or $0.04 per diluted share, in the prior quarter and $2.4 million, or $0.04 per diluted share, in the year-earlier quarter. First quarter of 2015 results were also negatively impacted by $1.8 million of foreign currency exchange losses, $1.2 million loss on the sale of equipment and approximately $1.2 million of Colombia wealth tax.
First quarter of 2015 Adjusted EBITDA(3) was $36.8 million, down 44% from $66.0 million in the prior quarter and down 42% from $63.3 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $98.4 million in the first quarter, a 31% decrease from the prior quarter and a 17% decrease from the year-earlier quarter.
Average drilling revenues per day in the first quarter were $28,468, up from $28,298 in the prior quarter and up from $25,471 in the year-earlier quarter. Drilling Services Segment margin(4) per day increased to $10,112 in the first quarter as compared to $9,100 in the prior quarter. The increase in average margin per day was primarily attributable to rigs earning early termination revenue but not working during the first quarter and the disposition of our lower horsepower electric and mechanical drilling rigs from our fleet that typically earned a lower margin per day. These factors more than offset the increased cost of stacking rigs and the loss on sale of drilling rigs.
In response to the dramatic decline in oil prices in recent months, term contracts for 16 of our drilling rigs have been terminated early since the fourth quarter of 2014, resulting in approximately $53.1 million of early termination revenues. Revenues derived from these early terminations are deferred and recognized over the remainder of the original term of the drilling contracts. We recognized $11.3 million of revenue for early termination payments in the first quarter of 2015 and $0.3 million in the fourth quarter of 2014.
As of March 31, 2015, we had 37 actively marketed drilling rigs in our fleet. Including the new-build rig which we deployed in April, we currently have 25 drilling rigs earning revenues under drilling contracts, of which 20 rigs, or 80%, are earning under term contracts. Nine rigs with early terminations are included in the 20 rigs currently earning under term contracts.
Four of our drilling rigs in Colombia are currently working under term contracts that extend through mid-2015 and we are actively marketing our other four rigs to various operators in Colombia to diversify our client base.
In April 2015, we deployed our first of five new-build 1,500 horsepower AC drilling rigs. We expect to deploy three new-build rigs in the third quarter and the final rig by the end of the year. Four of the new-build drilling rigs are under multi-year term contracts. The multi-year contract that was initially assigned to the fifth new-build drilling rig has been transferred to an existing AC rig in the Bakken that has a contract expiring in November 2015, thereby allowing us to market the fifth new-build rig to a new client in the Eagle Ford or Permian.
Production Services Segment
Revenue for the Production Services Segment was $95.4 million in the first quarter, down 32% from the prior quarter and down 21% from the year-earlier quarter due to decreased demand and pricing for our services. Production Services Segment margin(4) as a percentage of revenue was 28% in the first quarter, down from 36% in both the prior quarter and the year-earlier quarter due to a decrease in activity and pricing pressure. Well servicing pricing was $619 per hour in the first quarter down from $675 in the prior quarter and $645 in the year-earlier quarter. Well servicing rig utilization was 79% in the first quarter, down from 90% in the prior quarter and 95% in the year-earlier quarter. Coiled tubing utilization was 35% in the first quarter, as compared to 47% in the prior quarter and 50% in the year-earlier quarter.
Comments from Our President and CEO
“Throughout 2015 we have responded quickly and decisively to the rapidly changing market by selling lower-margin drilling rigs, reducing our debt levels, consolidating certain operating locations and reducing headcount, while still maintaining our position as a top provider of high-quality and safe services,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.

“With the sale of our mechanical rigs, we now have a highly competitive rig fleet to focus on higher-margin and higher-demand horizontal drilling. This provides us with an excellent platform to continue innovating and engineering top-class drilling rigs for the future.
"The sales of these rigs is also allowing us to accelerate our debt reduction program, with debt payments of $45 million made year-to-date. As a result of our continued focus on debt reduction and refinancing activities in 2014, our first quarter 2015 interest expense is less than half that of first quarter 2014.
“While future market conditions remain uncertain, we are pleased to be seeing some indications that the market may be stabilizing as we approach the second half of the year. The second half will also benefit from the deployment of additional new-build rigs, further enhancing the overall quality and marketability of our drilling fleet. By year-end, our drilling fleet will consist of 42 rigs, of which over 95% will be capable of horizontal drilling.
“While lower commodity prices have also depressed market conditions in our Production Services Segment, we expect downward pressure on pricing and demand to ease in the second half as operators focus on maintaining production from existing wells,” stated Mr. Locke.
Second Quarter Guidance
In the second quarter of 2015, drilling rig utilization is expected to average 60% to 63%. Drilling Services Segment margin is expected to be approximately $13,000 to $13,500 per day, which includes recognition of $16.0 million of revenues from rigs earning early termination revenue but not working.
Production Services Segment revenue in the second quarter is expected to be down approximately 12% to 15% compared to the first quarter due to the full impact of the reduction in pricing and activity. Production Services Segment margin is expected to be flat to slightly up as compared to the first quarter of 2015 margin of 28%.

Liquidity
Working capital at March 31, 2015 was $98.1 million, down from $121.9 million at December 31, 2014. Our cash and cash equivalents were $35.7 million, up from $34.9 million at year-end 2014.
The increase in cash and cash equivalents during the three months ended March 31, 2015 is primarily due to $64.9 million of cash provided by operating activities and $6.3 million of proceeds from the sale of assets, partially offset by $45.7 million used for purchases of property and equipment and $24.8 million of cash used in our financing activities.
We have made debt payments of $45 million thus far in 2015, partially funded by net proceeds from the sale of drilling rigs and early termination payments received on certain drilling rig contracts. We currently have $110 million outstanding and $18.5 million in committed letters of credit under our $350 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the first quarter were $45.7 million, including capitalized interest. We estimate that our total cash capital expenditures for 2015 will be $165 million to $180 million. The total 2015 capital expenditure budget includes partial payments for five 1,500 horsepower AC drilling rigs, nine well servicing rigs, eight wireline units, routine capital expenditures and certain drilling equipment which was ordered in 2014 but requires long lead-time orders.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until May 7. To access the replay, dial (201) 612-7415 and enter the pass code 13605547.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least

10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2014 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment and impairment charges and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 31,		December 31,
	2015	2014	2014
	(unaudited)

Revenues:
Drilling services	$98,415	$117,957	$142,846
Production services	95,399	121,077	140,264
Total revenues	193,814	239,034	283,110

Costs and expenses:
Drilling services	63,455	76,338	96,914
Production services	68,742	77,752	89,595
Depreciation and amortization	41,782	45,526	45,978
General and administrative	21,860	24,483	27,013
Bad debt expense (recovery)	319	(124)	989
Impairment charges	5,990	—	72,347
Gain on litigation	—	(2,876)	(1,054)
Total costs and expenses	202,148	221,099	331,782
Income (loss) from operations	(8,334)	17,935	(48,672)

Other expense:
Interest expense, net of interest capitalized	(5,455)	(12,388)	(6,696)
Loss on extinguishment of debt	—	(7,887)	(8,739)
Other	(2,680)	(202)	(3,664)
Total other expense	(8,135)	(20,477)	(19,099)

Loss before income taxes	(16,469)	(2,542)	(67,771)
Income tax (expense) benefit	4,450	(37)	20,198
Net loss	$(12,019)	$(2,579)	$(47,573)

Loss per common share:
Basic	$(0.19)	$(0.04)	$(0.75)
Diluted	$(0.19)	$(0.04)	$(0.75)

Weighted-average number of shares outstanding:
Basic	63,991	62,542	63,758
Diluted	63,991	62,542	63,758

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$35,678	$34,924
Receivables, net of allowance for doubtful accounts	171,484	190,201
Deferred income taxes	8,529	10,998
Inventory	13,686	14,117
Assets held for sale	4,606	9,909
Prepaid expenses and other current assets	7,410	8,925
Total current assets	241,393	269,074

Net property and equipment	839,507	856,541
Intangible assets, net of accumulated amortization	22,238	24,223
Noncurrent deferred income taxes	2,662	2,753
Other long-term assets	18,050	18,998
Total assets	$1,123,850	$1,171,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,973	$64,305
Current portion of long-term debt	—	27
Deferred revenues	33,920	3,315
Accrued expenses	61,444	79,545
Total current liabilities	143,337	147,192

Long-term debt, less current portion	430,000	455,053
Noncurrent deferred income taxes	62,224	69,578
Other long-term liabilities	5,207	4,702
Total liabilities	640,768	676,525
Total shareholders’ equity	483,082	495,064
Total liabilities and shareholders’ equity	$1,123,850	$1,171,589

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(12,019)	$(2,579)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,782	45,526
Allowance for doubtful accounts	319	(164)
Loss (gain) on dispositions of property and equipment	1,176	(1,400)
Stock-based compensation expense	405	1,856
Amortization of debt issuance costs, discount and premium	413	869
Loss on extinguishment of debt	—	7,887
Impairment charges	5,990	—
Deferred income taxes	(5,403)	(1,364)
Change in other long-term assets	440	4,193
Change in other long-term liabilities	503	651
Changes in current assets and liabilities	31,275	(14,240)
Net cash provided by operating activities	64,881	41,235

Cash flows from investing activities:
Purchases of property and equipment	(45,675)	(31,674)
Proceeds from sale of property and equipment	6,276	5,516
Proceeds from insurance recoveries	37	—
Net cash used in investing activities	(39,362)	(26,158)

Cash flows from financing activities:
Debt repayments	(25,002)	(119,478)
Proceeds from issuance of debt	—	320,000
Debt issuance costs	(5)	(6,138)
Change in restricted cash	—	(210,401)
Tender premium costs	—	(5,479)
Proceeds from exercise of options	601	277
Purchase of treasury stock	(359)	(433)
Net cash used in financing activities	(24,765)	(21,652)

Net increase (decrease) in cash and cash equivalents	754	(6,575)
Beginning cash and cash equivalents	34,924	27,385
Ending cash and cash equivalents	$35,678	$20,810

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended
	March 31,		December 31,
	2015	2014	2014

Drilling Services Segment:
Revenues	$98,415	$117,957	$142,846
Operating costs	63,455	76,338	96,914
Drilling Services Segment margin(1)	$34,960	$41,619	$45,932

Average number of drilling rigs	46.2	62.0	62.0
Utilization rate	83%	83%	89%
Revenue days	3,457	4,631	5,048

Average revenues per day	$28,468	$25,471	$28,298
Average operating costs per day	18,356	16,484	19,198
Drilling Services Segment margin per day(2)	$10,112	$8,987	$9,100

Production Services Segment:
Revenues	$95,399	$121,077	$140,264
Operating costs	68,742	77,752	89,595
Production Services Segment margin(1)	$26,657	$43,325	$50,669

Combined:
Revenues	$193,814	$239,034	$283,110
Operating costs	132,197	154,090	186,509
Combined margin	$61,617	$84,944	$96,601

Adjusted EBITDA(3)	$36,758	$63,259	$65,989

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2015	2014	2014

Combined margin	$61,617	$84,944	$96,601

General and administrative	(21,860)	(24,483)	(27,013)
Bad debt (expense) recovery	(319)	124	(989)
Gain on litigation	—	2,876	1,054
Other expense	(2,680)	(202)	(3,664)
Adjusted EBITDA(3)	36,758	63,259	65,989

Depreciation and amortization	(41,782)	(45,526)	(45,978)
Impairment charges	(5,990)	—	(72,347)
Interest expense	(5,455)	(12,388)	(6,696)
Loss on extinguishment of debt	—	(7,887)	(8,739)
Income tax (expense) benefit	4,450	(37)	20,198
Net loss	$(12,019)	$(2,579)	$(47,573)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted Diluted EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2015	2014	2014

Net loss as reported	$(12,019)	$(2,579)	$(47,573)
Impairment charges	5,990	—	72,347
Loss on extinguishment of debt	—	7,887	8,739
Tax benefit related to adjustments	(2,156)	(2,887)	(30,638)
Adjusted net income (loss)(4)	(8,185)	2,421	2,875

Basic weighted average number of shares outstanding, as reported	63,991	62,542	63,758
Effect of dilutive securities	—	1,775	1,324
Diluted weighted average number of shares outstanding, as adjusted	63,991	64,317	65,082

Adjusted (diluted) EPS(5)	$(0.13)	$0.04	$0.04

Diluted EPS as reported	$(0.19)	$(0.04)	$(0.75)

(4)Adjusted net income (loss) represents net income (loss) as reported less the loss on debt extinguishment and impairment charges and the related tax benefit. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2015	2014	2014

Drilling Services Segment:
Routine and tubulars	$6,015	$8,769	$10,376
Discretionary	2,934	9,872	4,542
Fleet additions	20,582	153	19,077
	29,531	18,794	33,995
Production Services Segment:
Routine	4,527	5,389	4,318
Discretionary	3,255	5,854	5,716
Fleet additions	8,362	1,637	10,611
	16,144	12,880	20,645
Net cash used for purchases of property and equipment	45,675	31,674	54,640
Net effect of accruals	3,141	5,243	2,903
Total capital expenditures	$48,816	$36,917	$57,543

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of April 30, 2015

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
750 to 950 HP	1	—	1
1000 HP	2	5	7
1200 to 2000 HP	1	29	30
Total	4	34	38

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			110
600 HP			11
Total			121

Wireline units			126

Coiled tubing units			17